Exhibit 99.1

March 11, 2013

Dear Shareholder:

Apple REIT Eight, Inc. is dedicated to the protection of shareholder investments, the distribution of attractive returns and increasing shareholder value over the long term. Our conservative strategy is evident in the longstanding strength of our balance sheet, our ability to remain profitable during fluctuating real estate cycles and our portfolio of 51 high-quality Marriott®- and Hilton®-branded hotels.

In 2012, hotel operations continued to show signs of improvement from the recessionary environment of 2009 and 2010. However, despite increases in leisure and corporate travel, recovery across our individual markets has been uneven and not as robust as anticipated. To better align our annualized distributions with results from operations over the long term, our Board of Directors has approved a reduction in our annualized distribution rate from $0.55 per share to $0.4675 per share, or from 5 percent to 4.25 percent based on a liquidation preference of $11, beginning with our April 15, 2013 payment. While our goal is to maintain a relatively stable distribution rate over the life of our program, we believe that in light of an uncertain economic recovery this strategic adjustment is prudent, in line with our long-term shareholder objectives and will allow for a reduction in debt service and the ongoing timely renovation of our hotels.

For the twelve-month period ending December 31, 2012, Apple REIT Eight achieved funds from operations (FFO) of approximately $42.5 million, or $0.46 per share, net income of $5.5 million or $0.06 per share, and paid approximately $51.2 million, or $0.55 per share, in distributions1. Since the time of the Company’s first distribution payment through the end of 2012, we have paid approximately $351 million in distributions, or approximately $4.07 per share to those who have been shareholders of the Company since our initial closing. Since its beginning, the Company has achieved FFO of approximately $214 million and total net income of approximately $51 million1. Our annualized distribution rate of $0.4675 per share will continue to be closely monitored, taking into account varying economic cycles and capital improvements, as well as current and projected hotel performance and adjustments may be made as needed, based on available cash resources.

Our team is and has always been dedicated to protecting the integrity of our program. It is our intention to serve you in the best possible way while continuing to protect the value of your investment over the long term. If you have questions regarding the status of your investment, please contact your Investment Counselor at David Lerner Associates. If you have questions regarding Apple REIT Eight, please contact our Investor Services Department.

Sincerely,

Glade M. Knight

Chairman and Chief Executive Officer

1The difference in net income and FFO for the year ended December 31, 2012, is depreciation of $37.0 million. The difference in net income and FFO for the period from initial capitalization in 2007 through December 31, 2012, is depreciation of $163 million.